As filed with the Securities and Exchange Commission on October 23, 2015

Registration No. 333-192138

Registration No. 333-200960

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2 to Form S-3 Registration Statement No. 333-192138

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-200960

UNDER THE SECURITIES ACT OF 1933

MILLENNIAL MEDIA, INC.

(Exact Name of Registrant as specified in its charter)

Delaware	2400 Boston Street, Suite 300 Baltimore, Maryland 21224	20-5087192
(State or other jurisdiction of incorporation or organization)	(Address including zip code of Principal Executive Offices)	(I.R.S. Employer Identification No.)

Julie M. Jacobs

VP, Secretary

22000 AOL Way

Dulles, VA 20166

(703) 265-1000

(Name, address and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed public sale: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statements on Form S-3 (collectively, the “Registration Statements”) filed by Millennial Media, Inc., a Delaware corporation (the “Company”), with the U.S. Securities and Exchange Commission (the “Commission”):

•                  Registration Statement No. 333-192138, originally filed with the Commission on November 6, 2013, as amended by Amendment No. 1 on January 24, 2014 pertaining to the registration of shares of common stock, par value $0.001 per share, of the Company (“Shares”) being offered by certain selling stockholders named in the Registration Statement; and

•                  Registration Statement No. 333-200960, originally filed with the Commission on December 15, 2014 pertaining to the registration of Shares being offered by certain selling stockholders named in the Registration Statement and the registration of Shares issuable upon the exercise of certain options described in the Registration Statement.

On October 23, 2015, pursuant to the Agreement and Plan of Merger, dated as of September 3, 2015, by and among the Company, AOL Inc., a Delaware corporation (“AOL”) and Mars Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of AOL (“Acquisition Sub”), Acquisition Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of AOL.

In connection with the Merger, the Company has terminated any and all offerings of the Company’s securities pursuant to the Registration Statements. Accordingly, the Company hereby terminates the effectiveness of the Registration Statements and, in accordance with an undertaking made by the Company in Part II of each of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities registered but unsold under each of the Registration Statements as of the date hereof.

2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dulles, Commonwealth of Virginia, on October 23, 2015.

Millennial Media, Inc.

By:	/s/ Julie M. Jacobs
Name:	Julie M. Jacobs
Title:	VP, Secretary

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statements.

3